Amendment #3

Re: DEVELOPMENT AGREEMENT between LUCENT TECHNOLOGIES INC. and MPHASE TECHNOLOGIES, INC. effective as of February 5, 2004 ("Development Agreement") relating to Micro-Power Source Cells Fabricated Using Nanotextured, Superhydrophobic Materials, as amended by an Amendment effective as of February 6, 2004 ("Amendment #1") and by Amendment #2 effective as of March 9, 2005

Whereas, Lucent and mPhase are parties to the Development Agreement, Amendment 1 and Amendment 2 (collectively, the Agreements); and

WHEREAS Lucent and mPhase wish to amend the Agreements so as to encompass additional work as set forth in the Statement of Work attached hereto as Appendix A, for which mPhase will make additional payments to Lucent; and

WHEREAS, Lucent and mPhase wish to amend certain other provisions of the Agreements,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Lucent and mPhase agree that, during the period beginning on February 3, 2006 and ending on February 2, 2007, Lucent shall perform the work described in Appendix A. In consideration for such work, mPhase shall pay Lucent as follows:

    a) Cost of Development Project for the Third Year

        1) The total cost for the Third Year Development Project to be paid by mPhase to Lucent is One Million Two Hundred Thousand (US$1,200,000.00) US Dollars.

        2) Payment will be made by mPhase to Lucent in installments, that are non-refundable, as follows:
            (a) An initial payment of $200,000 United States Dollars upon signing of this Amendment #3 for work performed during the months of February and March of 2006.
            (b) Provided that the Development Agreement is not terminated pursuant to Section 3.01, ten (10) additional installments each of One Hundred Thousand (US$100,000) United States Dollars, for

work performed during the ten (10) months beginning April, 2006 and ending January, 2007.

(c) The first of these ten installments, representing work performed during April, 2006, will be invoiced by Lucent concurrently upon execution of this Amendment, and will be payable July 1, 2006. Each of the remaining nine (9) installments, representing work performed during May 2006 and the following months, will be invoiced by Lucent as of the first of the month beginning June 1, 2006 and ending on February 1, 2007. mPhase shall pay all Invoices rendered by Lucent, in U.S. dollars, within 60 days after issue date thereof, pursuant to Section 5.18 of the Development Agreement. Notwithstanding the foregoing, payments to Lucent shall be made within 60 days following the end of the month in which the work was performed, even if Lucent fails to render an invoice. If the payments are made after 60 days for more than 2 times during the ten installment periods, then Lucent has the option to provide written notice that it is terminating the Development Agreement.

b) Capital Equipment Costs

Over the course of the Development Project for the Third Year, new hardware and software equipment may be required to support the Development. Any capital purchases made to support the Development Project and charged to mPhase, must be pre-approved in writing by mPhase. mPhase will own this capital equipment, but agrees to sell the equipment back to Lucent at market value at the termination of the Development Agreement, if Lucent wishes to retain said equipment.

2. Replace Section 5.11(a) of the Development Agreement as follows:

(a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator with relevant technical expertise selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration before a sole arbitrator with relevant technical expertise which shall be governed by the United States Arbitration Act.

3. Replace Section 4.04 of the Development Agreement as follows:

4.04 Export Control

The Parties shall not use, distribute, export, re-export, transfer or transmit any Deliverables, Developed Information, Documentation, Joint Information, Lucent Information, Lucent Intellectual Property, Lucent Patent, Software, Code or Technical Information (even if incorporated into other materials, software or technical information) (cumulatively, "Technical Data") provided to it under this Agreement except in compliance with all applicable export control and trade laws (together with all regulations promulgated thereunder) of the United States of America (cumulatively, "Export Laws"). The Parties shall not, directly or indirectly, export or re-export Technical Data, including the direct product or derivatives thereof, to any country in the absence of full compliance with all applicable Export Laws. If requested both Parties agrees to execute such written assurances and other export-related documents as may be required to evidence compliance with any applicable Export Laws. The obligations of the Parties set forth in this paragraph shall survive the expiration, cancellation or termination of this Agreement.

4. Replace Section 5.08 of the Development Agreement as follows:

5.08 Nonassignability

(a) The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party not be extended to entities other than such Party's Subsidiaries without the other Party's express written consent.

(b) Notwithstanding Section 5.08(a), Lucent's rights, licenses, obligations, title and interest in this Agreement may be assigned, but only after the conclusion of the Development Period, to (i) any Subsidiary of Lucent; or (ii) any direct or indirect successor to all or any portion of the business of Lucent or its Subsidiaries, which successor shall thereafter be deemed substituted for Lucent as the Party hereto, effective upon such assignment. It is further understood and agreed that Lucent's rights, licenses, obligations, title and interest in this Agreement may be assigned or transferred, without permission from mPhase, to an entity that results from the currently announced merger between Lucent and Alcatel.

(c) Notwithstanding Section 5.08(a), mPhase's rights, licenses, obligations, title and interest in this Agreement may be assigned, without Lucent's consent, but only after the conclusion of the Development Period, to (i) any Subsidiary of mPhase; and (ii) in connection with the sale or transfer of the mPhase's entire Nanobattery business, which successor

shall thereafter be deemed substituted for mPhase as the Party hereto, effective upon such assignment. In addition, the mPhase may assign this Agreement to a third party (which assignment is not an assignment as described in clause (ii) above), provided that mPhase first notifies Lucent of its intent to make such assignment, and that mPhase obtains consent from Lucent to the form of and terms contained in such assignment, which consent shall not be unreasonably withheld by Lucent. The conditions under which Lucent's consent shall not be deemed to be unreasonably withheld shall include, but not be limited to (i) if mPhase is in default with respect to payments due to Lucent under the Agreement or in any other material respect, (ii) if a litigation or arbitration proceeding exists between Lucent and either mPhase or the prospective assignee, (iii) if the prospective assignee is a competitor of Lucent, (iv) if the prospective assignee is unable to meet its financial obligations, or (v) if the prospective assignee entity does not have a qualified management team (e.g., CEO, CFO, CTO) with the appropriate skill level and track record to commercialize new technologies into products.

(d) In the event of a Change of Control of mPhase after the end of the Development Project, mPhase's rights, licenses, obligations, title and interest in this Agreement may be continued, provided that mPhase first notifies Lucent of its intent to make such Change of Control, and that mPhase obtains consent from Lucent to the form of and terms relating to such Change of Control, which consent shall not be unreasonably withheld by Lucent.

5. All of the other terms and conditions in the Development Agreement and Amendments 1 and 2 shall remain the same.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

LUCENT TECHNOLOGIES INC.	**MPHASE TECHNOLOGIES, INC.**
By: Barbara Landmann	By: Ronald A. Durando
Name: BARBARA LANDMANN	Name: Ronald A. Durando
Title: President, Intellectual Property	Title: President
Date: 19-May-2006	Date: 19-MAY-2006

Statement of Work

Micro-Power Source Cells Fabricating Using Nanotextured, Superhydrophobic Materials

February 3, 2006 – February 2, 2007

a) Introduction

This work is a continuation of work performed in 2005 for an additional 12 month period. The fundamental objective is to research a primary cell whose liquid electrolyte contacts dry electrodes on command. The battery utilizes a hydrophobic nano structured surface to suspend the electrolyte until an impulse of energy (i.e. voltage, mechanical shock) causes the electrolyte to flow onto the electrodes and produce voltage and current.

b) 2006 Research Overview

During the previous phases of the nanostructured battery development, emphasis was placed on separating the electrolyte and electrodes, via a nanostructured hydrophobic element, in an effort to create a reserve battery. The effort resulted in a battery that is activated by a voltage trigger pulse, which causes the electrolyte to flow onto the electrodes, producing electrical power. The battery design consisted of MnO_2 and zinc electrodes separated from a $ZnCl_2/NH_4Cl$ electrolyte. This electrochemical couple is well understood and is compatible with silicon. Remaining issues include understanding battery shelf life, increasing energy density, designing a suitable prototype package and investigating ways to decrease the cost of the battery, such as, substituting silicon parts by non-silicon parts.

During the upcoming phase of our joint development, we will investigate the issues of shelf life and energy density. In addition we will develop a prototype package, for our current battery design, that will enable battery demonstrations outside of the Murray Hill facilities and include selectable configurations of multiple series and/or parallel cells. With regard to the energy density issue, the Parties expect to investigate other battery chemistries, and if sufficiently attractive and consistent with our resources, an effort will be made to develop a prototype battery utilizing the promising chemistry.

The probability of an individual battery failure increases with the number of batteries placed in operation. It is therefore imperative that the reliability of our battery is very well understood. This degree of understanding will only be accomplished by an exhaustive study, over all use and abuse conditions, of a very large number of batteries, which have been produced for manufacture. This is clearly out of the scope of this SOW due to resources and the fact that they are not in production. We will however test prototypes, as they become available, over a range of environmental and use conditions, to determine weakness in our design and to identify solutions to overcome these limitations. This data will not be comprehensive enough to represent the reliability of our design and will merely be used as a tool to engineer a more robust design.

c) Expected Research Milestones:

1) The Parties will generate data on a small number of our current design batteries to develop an understanding of shelf life, using accelerated ageing and extrapolating a shelf lifetime. Changes to the chemistry or structure may be considered, to maximize shelf life, with parallel technical approaches taken where appropriate, with consideration of the need to be balanced with our overall battery performance goals and resources. It is understood that accelerated tests can only be done on packaged cells.

2) The Parties will develop a suitable package for our current battery design that will enable battery demonstrations at other locations. Packaging will evolve to a point where a reasonable number of prototypes can be assembled for demonstrations and testing. Package design will place emphasis on such issues as volume minimization, shelf life, leak resistance, cost, and manufacturing considerations. The final package design, suitable for manufacturing, will not evolve until a firm understanding of battery manufacturing equipment is understood.

3) The Parties will investigate efficient cell triggering circuits and schemes to make multiple cells externally programmable in terms of the number of active cells and in parallel / series configurations, for voltage and current management. Jumpers will accomplish programming initially. We will investigate logic circuits for the task, but since the cell powers them they will be parasitic.

4) In addition to the regularly scheduled status meetings, project review meetings will be scheduled no less than quarterly intervals as checkpoints to assess if we are meeting our technical objectives and to determine course corrections. These project review meetings may be scheduled in lieu of regularly scheduled status meeting.